STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT is entered into as of April 1, 2014 (this "Agreement") by WELDING METALLURGY, INC., a New York corporation (the "Buyer") and a wholly owned subsidiary of Air Industries Group, a Nevada corporation (the “Parent”), and VINCENT CONFORTI, JR. (“VCJr.”), VINCENT CONFORTI, SR. REVOCABLE LIVING TRUST DATED AUGUST 23, 1999, NICHOLAS CONFORTI, CHRISTOPHER D. CONFORTI, HELENE M. SALADINO AND MICHELLE M. HABERKORN, the shareholders (each a "Shareholder," collectively, the "Shareholders") of WOODBINE PRODUCTS, INC., a New York corporation (the "Company").

RECITALS

      WHEREAS, the Shareholders are collectively the record and beneficial owners of 10,200  shares of common stock, no par value, of the Company (the "Shares"), which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company; and

      WHEREAS, the Buyer desires to purchase the Shares from the Shareholders, and the Shareholders desire to sell the Shares to the Buyer, on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

      As used herein the following terms shall have the following meanings and shall include in the singular number the plural and in the plural number the singular unless the context otherwise requires (capitalized terms not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement):

      "Affiliate" means, as to a Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

      "Affiliated Group" with respect to any Person, means any other Person in which such Person has, directly or indirectly or through one or more intermediaries, an ownership interest or the right to direct the business affairs or operations of that Person by contract, agreement or otherwise.

      "Assets" means all of the assets of the Company including, without limitation, any and all assets reflected in the Financial Statements, with such additions thereto and deletions therefrom as have occurred or shall occur in the ordinary course of business between the Cut-Off Date and the Closing.

      "Business" means the business currently being conducted by the Company.

      "Code" means the Internal Revenue Code of 1986, as amended.

      “Contract" shall mean any agreement, contract, obligation, promise, undertaking, indenture, mortgage, policy, arrangement, or instrument, including any amendment thereto, fixed or contingent, written or oral, expressed or Implied, which cannot be terminated by the Company without cause on no more than 30 days notice and without liability to the Company in excess of $10,000.

      "Environmental Damages" means all claims, judgments, damages (other than special or consequential damages), losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of defense of a claim, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from: (i) the presence or release of Hazardous Materials in or into the environment, prior to the Closing Date, in violation of applicable Environmental Laws upon, beneath or from any real property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported or disposed of Hazardous Materials; or (ii) any violation of Environmental Laws by the Company prior to the Closing Date. Environmental Damages attributable to any individual shall include only that portion of any punitive damages assessed against the Company as a direct result of actions taken by or omissions of that individual.

      "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, franchises or licenses relating to  pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act ("RCRA"); Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); Emergency Planning and Community Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act; Hazardous Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Body" means any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

      "Hazardous Materials" means any substance in amounts and concentrations that: (i) require reporting, investigation, removal or remediation under any Environmental Law; (ii) are regulated as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (iii) causes a nuisance, trespass or other tortuous condition or poses a hazard to the health or safety of persons; or (iv) contains gasoline, diesel fuel or other petroleum fuels, PCBs, asbestos or urea formaldehyde foam insulation.

      "IRS" means the Internal Revenue Service.

      "Knowledge" A Person will be deemed to have "Knowledge" of a particular fact or other matter if such Person is actually aware of such fact or other matter. "Knowledge" with respect to the Company shall mean the Knowledge of VCJr. and Vincent Conforti, Sr. (“VCSr.”).

      "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

      "Material Adverse Change" means any change or effect that, individually or in the aggregate, is materially adverse to the business, financial condition, or results of operations of the Company or Buyer, as the case may be, other than changes or effects arising out of (i) general economic conditions; (ii) general aviation and aerospace industry conditions; (iii) the financial markets; (iv) the entering into or public disclosure of this Agreement or the transactions contemplated hereby; (v) the performance of a party’s obligations under this Agreement; (vi) acts of war or terrorism, or the outbreak of hostilities; or (vii) changes in the law or GAAP.

      "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past practice.

      "Permits" shall mean any and all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body necessary for the operation of the Business by the Company as presently conducted.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

      "Regulatory Approvals" shall mean all regulatory approvals, exemptions, lapses of waiting periods, written opinions or other actions by the federal, state and local governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

      "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) in the case of real property, rights of way, building use restrictions, variances and easements, provided the same do not in any material respect interfere with the Company's operation of the Business and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Subsidiary" of an entity shall mean any entity of which more than 50% of the outstanding voting capital stock or the power to elect a majority of the Board of Directors or other governing body of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the future occurrence of any contingency) is at the applicable time directly or indirectly owned, controlled or held by such entity, or by such entity and one or more other subsidiaries of such entity, or by one or more other subsidiaries of such entity.

      "Tax Return" includes any material report, statement, form, return or other document or information required to be supplied to a federal, state, local or foreign taxing authority in connection with Taxes.

      "Tax" or "Taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

      "Transaction Documents" means this Agreement, the Escrow Agreement, the Lease and the Consulting Agreements.

ARTICLE 2
SALE AND PURCHASE OF SHARES

Section 2.1. Purchase and Sale of Shares.

      In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, the Buyer hereby purchases from the Shareholders, and the Shareholders hereby sell, assign, and deliver to the Buyer, all right, title and interest in and to the Shares.   To effectuate the transfer of the Shares the Shareholders are executing and delivering certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers with signatures witnessed.

      The consideration payable by the Buyer to the Shareholders for the Shares (the "Purchase Price") shall be (i) two million four hundred thousand dollars ($2,400,000) and (ii) thirty thousand (30,000) shares of the common stock of Parent restricted (to the extent required by applicable securities laws) (the “Purchase Price Shares”).   Concurrently herewith Buyer is (i) paying to the Shareholders by wire transfer to such accounts as directed by the Shareholders two million three hundred twenty-five thousand dollars ($2,325,000.00), (ii)  delivering to Eaton & Van Winkle, as Escrow Agent, seventy-five thousand dollars ($75,000.00; the “Escrow Funds”) to be disbursed in accordance with the Escrow Agreement among Buyer, the Shareholders and the Escrow Agent being executed and delivered concurrently herewith and (iii) delivering to the Shareholders thirty thousand (30,000) shares of the common stock of the Parent, registered in such names as provided by the Shareholders.  The date hereof is from time to time referred to herein as the “Closing Date.”

      The Escrow Funds are to be held pursuant to the Escrow Agreement to secure the Shareholders' obligations to indemnify the Buyer pursuant to the terms of Articles 7 and 9 hereof.

Section 2.2.  Distributions Prior to the Closing.

     Immediately prior to the Closing, the Company shall distribute to the Shareholders, on a pro rata basis, all cash and cash equivalents held by the Company, including Certificates of Deposit and like instruments.  Buyer acknowledges that the Assets shall not include any such cash or cash equivalents.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      As an inducement to Buyer to enter into this Agreement and perform its obligations hereunder, the Shareholders hereby represent and warrant to the Buyer as of the date hereof (or if an earlier date as specified in such representation and warranty, as of such earlier date):

Section 3.1. Organization, Good Standing, Power

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power and authority to own, lease and operate its assets and to carry on the Business as now being conducted. The Company is authorized or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth on Schedule 3.1. The minute books, stock ledgers and stock transfer records of the Company will be furnished to the Buyer for review.

Section 3.2. Certificate of Incorporation and By-Laws.

      Correct and complete copies of the Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws") of the Company, in each case as amended to date will be made available to the Buyer.

Section 3.3. Shares.

     Each of the Shareholders has good, valid and marketable title to the number of Shares set forth opposite his, her or its name on Schedule 3.3 hereto. Such Shares are held free and clear of any covenant, condition, restriction, voting arrangement, charge, Security Interest, option or adverse claim, other than restrictions on transfer under federal and applicable state securities laws. Upon delivery of certificates representing the Shares and payment of the Purchase Price, the Buyer will acquire good and marketable title to the Shares, free and clear of any Security Interest, restrictions or claims.

Section 3.4. Capital Stock.

      (a) The Company has authorized capital stock consisting solely of 10,200 shares of common stock, no par value, of which 10,200 shares are issued and outstanding,  and all of which are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all federal and applicable state securities laws.

      (b) There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of the Shares or of any other shares of capital stock or securities of the Company.

Section 3.5. Subsidiaries, Divisions and Affiliates.

      The Company has no Subsidiaries and does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

Section 3.6. Authorization.

      Each Shareholder possesses the legal right and capacity to execute, deliver and perform this Agreement, without obtaining any approval, authorization, consent or waiver or giving any notice. The Shareholders have taken all shareholder action required by applicable law, the Company's Certificate of Incorporation, By-laws or otherwise to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and all other Transaction Documents to which a Shareholder is a party have been, or will be, duly executed and delivered by the Shareholders and constitute the legal, valid and binding obligations of each Shareholder which is a party thereto, enforceable against such Shareholder in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.7. Effect of Agreement.

      Except as set forth in Schedule 3.7, the execution, delivery and performance of this Agreement by the Shareholders and the sale of the Shares contemplated hereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which the Company, a Shareholder or the Business is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Company, a Shareholder or the Business; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, or constitute a default under, or result in the creation or imposition of any Security Interest upon any of the Assets or Shares pursuant to the Certificate of Incorporation or the By-laws, or any commitment, contract or other agreement or instrument, including any of the Contracts, to which the Company is a party or by which any of the Assets or Shares are bound.

Section 3.8. Governmental and Other Consents.

      Except as set forth on Schedule 3.8, (i) no notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Shareholders of this Agreement or any other Transaction Documents to which a Shareholder is a party, or the taking of any action herein contemplated; and (ii) no notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature to which a Shareholder is party to, or by which the Shares or Assets are bound by or subject to, or from which the Company receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Shareholders of this Agreement or any other Transaction Documents to which a Shareholder is a party, or the taking of any action herein contemplated.  The sale of the Shares as contemplated hereby will not result in the lapse, termination or forfeiture of any license, customer certification or approval required to be maintained by the Company in order for it to be a supplier to any of its customers.

Section 3.9. Financial Statements.

Copies of the unaudited Balance Sheets and Income Statements of the Company as of, and for the fiscal years ended, December 31, 2013 ("FY 13") and December 31, 2012 ("FY 12") (the "Annual Financial Statements") and for the two months ended as of February 28, 2014 (the “Interim Financials,” collectively with the Annual Financial Statements, the “Financial Statements”), have been made available to the Buyer and have been prepared from the books and records of the Company on a consistent basis.  February 28, 2014 is referred to herein as the "Cutoff Date." The Financial Statements fairly present in all material respects the financial position, results of operations  and changes in stockholders equity of the Company as of the dates and for the periods presented therein.

Section 3.10. No Undisclosed Liabilities.

      Except as set forth in Schedule 3.10, the Company has no Liabilities of the nature required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP (whether known and whether absolute, accrued, contingent or otherwise), other than those Liabilities that are reflected or reserved against in the balance sheets contained in the Financial Statements for FY’13 and the two month period ending February 28, 2014, Liabilities disclosed in this Agreement or in the accompanying Schedules, and Liabilities incurred in the Ordinary Course of Business since the Cutoff Date.

Section 3.11. Absence of Certain Changes or Events.

      Since the Cutoff Date, the Company has used commercially reasonable efforts to preserve the business organization of the Company intact, to keep available to the Company the services of all current officers and employees of the Company and to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Company as of such date and has operated the business substantially in the ordinary course.  In particular, except for such dividends and other distributions since the Cutoff Date as have been disclosed to the Buyer, the Company has managed its cash, ordered supplies and materials, collected its receivables and paid its payables on a basis consistent with its historical practices.

      Except as set forth on Schedule 3.11, since the Cutoff Date, the Company has not suffered any Material Adverse Change in its assets, business, financial condition or results of operation, nor, to the Company’s Knowledge, have any events occurred that have had, or might reasonably be expected to have, a Material Adverse Change on the financial condition or results of operations of the Company, taken as a whole. Except as set forth on Schedule 3.11, since the Cutoff Date, the Company has not (a) incurred damage to or destruction of any Asset or Assets in the aggregate having a replacement cost in excess of $30,000, whether or not covered by insurance; (b) incurred any obligation or liability (fixed or contingent) not in the Ordinary Course of Business in excess of $30,000; (c) made or entered into Contracts or commitments to make any capital expenditures in excess of $30,000; (d) encumbered any of the Assets with any Security Interest, other than Security Interests imposed by operation of law; (e) sold, transferred or leased any Asset or Assets outside of the Ordinary Course of Business individually or in the aggregate having a replacement cost in excess of $30,000, or canceled or compromised any receivable or material claims, except in each case, for the sale of inventory in the Ordinary Course of Business; (f) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset owned by the Company; (g) amended or terminated any material Contracts; (h) waived or released any other rights of material value to the Company; (i) declared or paid any dividend on its capital stock, or set apart any money for distribution to or for its Shareholders, other than salary and reimbursement of expenses consistent with past practices and amounts disclosed to Buyer; (j) entered into, or amended the terms of, any employment or consulting agreement so as to cause such agreement to not be terminable by the Company on less than 30-days notice without material liability to the Company; or (k) incurred any indebtedness for borrowed money or guaranteed any indebtedness of another Person.

Section 3.12. Title to Assets; Absence of Liens and Encumbrances.

      The Company has good and marketable title to, and owns outright, the Assets, free and clear of all Security Interests, other than those disclosed in the Financial Statements and those set forth in Schedule 3.12 (the "Permitted Encumbrances"). The leases and other agreements or instruments under which the Company holds, leases or is entitled to the use of any real or personal property are in full force and effect and are set forth in Schedule 3.12. The Company enjoys peaceable and undisturbed possession under all such leases. All Assets are in material conformance with applicable zoning and other laws, ordinances, rules and regulations; and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by the Company or the Shareholders.

      The Company owns no real property. Schedule 3.12 sets forth the address of the premises occupied by the Company (the “Premises”).  As of the date hereof the Company and the owner of the Premises are entering into a new lease for the Premises (the “Lease”) and the Company has no obligation or liability to the landlord under any prior lease or occupancy agreement. Except as set forth in Schedule 3.12, the Premises and material items of machinery, equipment and other material tangible assets used by the Company in the conduct of the Business are in reasonably good operating condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business and are adequate and suitable for the uses to which they are being put.

Section 3.13. Equipment.

      Set forth on Schedule 3.13 is (i) a correct and complete list and description of all items of equipment used in the Business, (ii) a list of all items of equipment having a fair market value of $10,000 or more disposed of since the Cutoff Date, and (iii) a description of all items of equipment acquired since the Cutoff Date, at a cost in excess of $10,000 (collectively, the "Equipment").

Section 3.14. Insurance.

      To the Company’s Knowledge, there are no outstanding or unsatisfied written requirements imposed or made by any of the Company's current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring or recommending, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets. On Schedule 3.14 is set forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Assets or the Business, and (b) for the three-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the Business which resulted in claims individually in excess of $10,000, and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) resulting therefrom which individually are in excess of $10,000. There are no pending or, to the Company’s Knowledge, threatened terminations or premium increases with respect to any of the policies or bonds on Schedule 3.14 other than premium increases in the Ordinary Course of Business, and, to the Company’s Knowledge, there is no condition or circumstance applicable to the Business, other than the sale of the Shares pursuant to this Agreement, which could reasonably be expected to result in such termination or increase other than premium increases in the Ordinary Course of Business. The Company is in compliance with all material conditions contained in such policies or bonds, except for noncompliance which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Change on the Business.

Section 3.15. Agreements, Arrangements

      (a) Except for open purchase orders in the Ordinary Course of Business and as set forth on Schedule 3.15, the Company is not a party to, nor are the Assets subject to or bound by any:

            (i) lease agreement (whether as lessor or lessee) where the annual obligation of the Company exceeds $10,000;

            (ii) license agreement, assignment or contract (whether as licensor  or licensee, assignor or assignee) relating to trademarks, trade names,  patents, or copyrights (or applications therefore), unpatented designs or processes, formulae, know-how or technical assistance, or other  proprietary rights, other than agreements relating to off-the-shelf software used in the conduct of the Business;

            (iii) agreement with any banks or other persons, for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased);

            (iv) agreement granting any person a Security Interest on any of the Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory, other than in the Ordinary Course of Business;

            (v) agreement which may not be terminated by the Company on no more than thirty (30) days notice without  liability to the Company in excess of $10,000:

            (vii) agreement, contract or order with any buying agent, supplier or other Person involved in the acquisition of supplies with an annual cost to the Company in excess of $10,000;

            (viii) non-competition, secrecy or confidentiality agreements, or another agreement restricting the Company from doing business anywhere in the world;

            (ix) agreement or other arrangement for the sale of goods or services to any third party (including the government or any other governmental authority) in annual amounts in excess of $10,000;

            (xi) agreement with any distributor, dealer, leasing company, sales  agent or representative;

            (xii) agreement, contract or order with any manufacturer, leasing company, broker, supplier or customer (including those agreements which allow discounts or allowances or extended payment terms), where the annual obligation of the Company is more than $10,000;

            (xiii) agreement guaranteeing, indemnifying or otherwise becoming  liable for the obligations or liabilities of another Person;

            (xiv) advertising, publication or printing agreement; and

            (xv)  agreement giving any party the right to renegotiate or require a reduction in prices to be paid or the repayment of any amount previously paid, to the Company.

      Correct and complete copies of all items required to be shown on Schedule 3.15 and of all Contracts have been delivered or made available to Buyer prior to the date hereof.

      (c) Each of the Contracts is valid, in full force and effect and enforceable in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

      (d) Except as set forth on Schedule 3.15, the Company has materially fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its respective material obligations under the Contracts. Furthermore, to the Company’s Knowledge, there has not occurred any default or any event which with the lapse of time or the election of any person other than the Company or the Shareholders, will become a default under any of the Contracts, except for such defaults, if any, which have been indicated on Schedule 3.15.

Section 3.16. Patents, Trademarks, Copyrights.

      Schedule 3.16 sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each patent or trademark ("Right") owned or used by the Company and (ii) the product, service, or products or services of the Company which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets.  Except as set forth on Schedule 3.16, neither any of the Shareholders nor the Company has sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any Person, and the Company has the entire right or right, title and interest (free and clear of all Security Interests) in and to the Rights owned or used by the Company to conduct the Business. To the Company’s Knowledge, neither the validity of the Rights, nor the use thereof by the Company, is the subject of any pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. To the Company’s Knowledge, the conduct of the Business as currently operated, and the use of the Assets does not conflict with, or infringe upon, any legally enforceable rights of third parties.

Section 3.17. Permits.

      Set forth on Schedule 3.17 is a complete list of all Permits issued to the Company (the "Company Permits"). The Permits set forth in Schedule 3.17 are all Permits required to permit the Company to carry on the Business as currently conducted.

Section 3.18. Compliance with Applicable Laws.

      The conduct by the Company of the Business does not violate or infringe, and to the Company’s Knowledge there is no reasonable basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order currently in effect and applicable to the Company, except in each case for violations or infringements which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Change on the Business, taken as a whole. The Company is not in material default under, and to the Company’s Knowledge there is no reasonable basis for any claim of violation of or default under any Company Permit, any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court applicable to it.

Section 3.19. Litigation.

      Except as set forth on Schedule 3.19, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing pending against the Company or which could prevent the consummation of the transaction contemplated hereby, before any court or governmental, administrative or other competent authority or private arbitration tribunal, nor (i) to the Knowledge of the Shareholders, is any such claim threatened and (ii) are there any facts known to the Shareholders which could reasonably be expected to give rise to claim, action, suit, proceeding, arbitration, investigation or hearing, which could result in a Material Adverse Change, or prevent the consummation of the transactions contemplated by this Agreement. The Company has not waived any statute of limitations or other affirmative defense with respect to any obligation. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Company is a party, or to which the Assets or Business is subject. Neither the Company nor any current officer, director, or employee of the Company has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business.

Section 3.20. Customers, Suppliers, Distributors and Agents.

      Schedule 3.20 sets forth (a) the five largest (in dollar value) purchasers of goods and/or services from the Company and (b) the five largest (in dollar value) providers of goods and/or services to the Company during the fiscal year ended December 31, 2013.

      The Company does not have any long-term Contracts with its customers.  All work performed by the Company for its customers is pursuant to short-term purchase orders.
The Company has not received any notice (formal or informal, oral or written) from any customer identified on Schedule 3.20 of an intention to substantially reduce or terminate its relationship with the Company.  Further, to the Company’s Knowledge, the quality of the products produced for each of the customers identified on Schedule 3.20 and the timeliness of deliveries to such customers in the past six months has been consistent with its performance for such customers in the past three years.

Section 3.21. Employee Benefit Plans.

      (a) No other corporation or other entity would now or in the past constitute a single employer within the meaning of Section 414 of the Code with the Company, except as listed on Schedule 3.21(a). The Company and any other entities which now or in the past constitute a single employer within the meaning of Section 414 of the Code are hereinafter collectively referred to as the "Company Group."

      (b) Schedule 3.21(b) contains a true and complete list of all of the following agreements or plans, if any, which are presently in effect or which were in effect since January 1, 2010 and which cover or covered current or former employees, directors and/or other service providers of any member of the Company Group (collectively "Participants"):

                  (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future obligation or liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

                  (ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or  informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

The plans, programs, policies, or arrangements described in subparagraph (a) or (b) above are hereinafter collectively referred to as the "Company Plans." There will be delivered to the Buyer true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with (A) all documents, including without limitation, Forms 5500, relating to any Company Plans required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years; (B) attorney's response to an auditor's request for information for each of the three most recently completed plan years; and (C) financial statements and actuarial reports, if any, for each Company Plan for the three most recently completed plan years.

      (c) Except as to those plans identified on Schedule 3.21(c) as tax-qualified Company Plans (the "Company Qualified Plans"), no member of the Company Group maintains or since January 1, 2010, maintained a Company Plan which meets or was intended to meet the requirements of Section 401(a) of the Code. The IRS has issued favorable determination letters to the effect that each Company Qualified Plan qualifies under Section 401(a) of the Code and that any related trust is exempt from taxation under Section 501(a) of the Code, and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company Qualified Plan, if any, will be delivered to the Buyer. No Company Qualified Plan has been amended since the issuance of the most recent determination letter for such Company Qualified Plan. The Company Qualified Plans currently materially comply in form with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required. To the Company’s Knowledge, no issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the IRS. The Company Qualified Plans have been materially administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been materially administered in accordance with the provisions of those statutes, regulations and rulings) and materially in accordance with the requirements of IRC Section 401(a). No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts. Any Company Qualified Plan which is required to satisfy Section 401(k)(3) and 401(m)(2) of the Code has been tested for compliance with, and has satisfied the requirements of, Sections 401(k)(3) and 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

      (d) Each member of the Company Group is in material compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any Governmental Body, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Legal Requirements.

      (e) No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

      (f) No member of the Company Group maintains or has maintained an "employee benefit pension plan" within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA.

      (g) Any Company Plan can be terminated on or prior to the Closing Date without liability to any member of the Company Group or the Buyer, including without limitation, any additional contributions, penalties, premiums, fees or any other charges as a result of the termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Balance Sheet.

      (h) Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Legal Requirements and Contracts to be paid as a contribution to each Company Plan. The Balance Sheet accurately reflects all obligations for accrued benefits under any non-qualified deferred compensation or supplemental retirement plans.

      (i) No member of the Company Group has any past, present or future obligation or liability to contribute or has contributed to any multiemployer plan as defined in ERISA Section 3(37).

      (j) No member of the Company Group nor any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or ERISA Section 406). All members of the Company Group and all "fiduciaries" (as defined in ERISA Section 3(21)) with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have materially complied with the requirements of ERISA Section 404. No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Code or a fine under ERISA.

      (k) Each member of the Company Group has materially complied with the continuation coverage requirements of Section 4980B of the Code, Section K, Chapter 100 of the Code and ERISA Sections 601 through 608 ("COBRA"), and with the portability, access and renewability provisions of ERISA Sections 701 through 712.

      (l) No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

      (m) No member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Code).

      (n) Other than routine claims for benefits, to the Company’s Knowledge, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

       (o) The consummation of the transaction contemplated hereby will not accelerate or increase by more than 5% any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which Participants may be entitled thereunder.

      (p) Other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider of the Company upon retirement or termination of employment under any Company Plan.

      (q) Since January 1, 2014, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any of the employees of the Company, other than in the Ordinary Course of Business and consistent with past practice; (ii) made any commitment and has not incurred any liability to any labor union; (iii) paid or agreed to pay any bonuses or severance pay; (iv) increased any benefits or rights under any Company Plan; or (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan.

Section 3.22. Powers of Attorney.

      No person has any power of attorney to act on behalf of the Company or any Shareholder in connection with any of the Company's properties or business affairs other than such powers to so act as normally pertain to the officers of the Company.

Section 3.23. Labor Matters.

      (a) The Company is not a party to any contract or collective bargaining agreement with any labor organization. To the Company’s Knowledge, no organizing effort is pending regarding the employees of the Company, and no such effort has been undertaken within the preceding three years.

      (b) All reasonably anticipated material obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Company have been paid or adequately reserved for.

      (c) There is no basis for any claim, grievance, arbitration, negotiation, suit, action or charge of or by the employees of the Company which could be reasonably anticipated to result in a liability on the part of the Company in excess of $50,000, and no such charge or complaint is pending against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency with jurisdiction over employment matters.

      (d) The Company has withheld and paid to the appropriate governmental authorities or is withholding for payment not yet due to such authorities all amounts required to be withheld from the employees of the Company. The Company is not liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing. The Company is in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other amounts as required by appropriate governmental authorities.

Section 3.24. Personnel.

      (a) The Company has made available to Buyer a list, as of the date hereof, of the following information for each full-time, part-time or temporary employee, officer, director or consultant of the Company, including each employee on leave of absence or layoff status: name; job title; current employment status; current compensation; severance or other compensation to be paid as a result of termination of employment or upon a change of control; and the basis for determining any bonuses, commissions or similar payments. The total aggregate obligation for severance and any other compensation that would be due as the result of a change of control or termination of all employment or consulting agreements (whether written or oral) relating to the Company employees, officers, directors, consultants and independent contractors does not exceed $50,000.

      (b) To the Company’s Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director, or (ii) the ability to conduct the Business. To the Company’s Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment.

      (c) Schedule 3.24(c) contains a complete and accurate list of all retired employees or directors of the Company receiving benefits or scheduled to receive benefits in the future from the Company together with a description of such benefits.

Section 3.25. Environmental Matters.

      Except as set forth on Schedule 3.25, (i) the Company is in compliance with all applicable Environmental Laws; (ii) the Company has not transported, stored and disposed of any Hazardous Materials upon real property owned or leased by it in contravention of applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials by the Company on, into or beneath the surface of any parcel of real property in which the Company has an ownership interest or any leasehold interest except in compliance with applicable Environmental Laws; (iv) the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Material to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Company has not received written notice that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) the Company has not undertaken (or been requested to undertake) any response or remedial actions at the request of any federal, state or local governmental entity in each of the foregoing cases of causes (i) through (vi), except, with respect to each of items (i) through (vi) above, as to circumstances which could not reasonably be expected to have a Material Adverse Change on the Business of the Company, taken as a whole, and further except, with respect to each of items (i) through (vi) above, to the extent that any such non-compliance or event arose prior to the date on which the Company acquired ownership of or a leasehold interest in the particular real property.

Section 3.26. Tax Matters.

      (a) The Company has filed all Tax Returns that it was required to file or has obtained valid extensions of time to file such Tax Returns. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company have been paid or adequately reserved for. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not already been timely filed (with due regard to such extension). No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax (except for Taxes not yet due and owing).

      (b) The Company has withheld and paid all Taxes (other than taxes of a de minimus amount) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) There is no pending or, to the Company’s Knowledge, threatened claim by any authority for additional Taxes for any period for which Tax Returns have been filed. There have been delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2010.

      (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax (other than valid extensions of time to file Tax Returns) assessment or deficiency.

      (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) does not have any Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1-1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract.

      (f) The Company has maintained its status as a "small business corporation" within the meaning of ss. 1361(b) of the Code and any comparable provisions of state or local law at all times since January 1, 2008. The validity of the election of "S Corporation" status has not been challenged by the Internal Revenue Service nor, to the Company’s Knowledge, is there any basis for such a challenge. The Company has not been taxed other than as a "small business corporation" since April 21, 1986.

      (g) The Company has not agreed to, and is not required to include in its income, any adjustment pursuant to ss. 481(c) of the Code (or comparable provisions of any state or local law) by reason of a change in accounting method or otherwise.

      (h) The unpaid Taxes of the Company (i) did not, as of the Cutoff Date, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet dated December 31, 2013 (including any notes thereto), contained in the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

Section 3.27. Recent Dividends and Other Distributions.

      Except as disclosed to the Buyer, and except for salaries paid in the Ordinary Course of Business, and further except for the distributions contemplated by Section 2.2, there has been no dividend or other distribution of assets or securities or payment, whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of the Shareholders by the Company since December 31, 2013.

Section 3.28. Inventory.

      The inventory of the Company as of the date hereof is consistent with the inventories maintained by the Company in the Ordinary Course of Business. Current inventory levels are not in excess of the normal operating requirements of the Company in the Ordinary Course of Business. Except as set forth in Schedule 3.28, all of the inventory reflected on the balance sheets contained in the Financial Statements is of a quantity and quality maintained in the Ordinary Course of Business at regular prices or usable in the Ordinary Course of Business.

Section 3.29. Purchase and Sale Obligations.

      All purchases, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of the Company since the Cutoff Date have been made in the Ordinary Course of its Business. On the Closing Date, the Company shall deliver to Buyer a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of the Company's obligations as of a date not earlier than five (5) days prior to the Closing.

Section 3.30. Accounts Receivable and Accounts Payable.

      A true and correct aged (30-60-90 days) list of all accounts receivable and accounts payable of the Company as of the end of the calendar month preceding the date hereof has been furnished to the Buyer. All of the accounts receivable of the Company are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of the Company, and to the Company’s Knowledge, the accounts receivable are not and the accounts receivable as of the Closing Date will not be subject to any recoupments, set-offs or counter-claims, other than set-offs from the purchase of inventory by the Company and returns, in each case in the Ordinary Course of Business. Except as otherwise reflected or reserved for in the Financial Statements, to the Company’s Knowledge, such accounts receivable are collectible in the Ordinary Course of Business.

Section3.31. Brokers and Finders.

      Neither the Shareholders nor the Company, nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, excepting only Lisiten Associates (the “Broker”).  Shareholders agree to pay to the Broker the fee due it as a result of the consummation of the transactions contemplated by this Agreement, pursuant to the terms of the Shareholders’ agreement with the Broker. The Shareholders agree to indemnify, defend and hold Buyer harmless from any liability, loss, cost, claim and/or demand that any other broker or finder may have in connection with this transaction as a result of actions taken by the Company or the Shareholders.

Section 3.32. Insider Interests.

      Except as set forth in Schedule 3.32, no Shareholder, officer or director of the Company is a party to any transaction with the Company including, without limitation, by being a party to any contract, agreement or arrangement (i) providing for the furnishing of services, (ii) providing for rental of real or personal property, or (iii) otherwise requiring payments to any such Shareholder, officer or director or to any trust, corporation or entity to which such person has any interest.

Section 3.33.  Disclosure on Schedules.

      Items that are disclosed on any Schedule in such a way as to make their relevance to the information called for by another Schedule readily apparent shall be deemed disclosed on such other Schedule.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

      As an inducement to Shareholders to enter into this Agreement and to perform their obligations hereunder, the Buyer and Parent hereby represent and warrant to the Shareholders as of the date hereof and as of the Closing Date:

Section 4.1. Organization and Good Standing; Power and Authority.

      The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of the Buyer and the Parent has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 4.2. Corporate Authorization.

      Each of the Buyer and the Parent has full corporate power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other Transaction Documents to which the Buyer or the Parent is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Parent. This Agreement and the other Transaction Documents to which the Buyer and/or Parent, as the case may be, is a party have been, or will be, duly executed and delivered by the Buyer and/or Parent, as the case may be, and constitute (or when executed will constitute) the valid, legal and binding obligations of the Buyer and/or Parent, as the case may be, enforceable against the Buyer and/or Parent, as the case may be, in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.3. Conflicts; Defaults.

      The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by the Buyer and the Parent do not, and the performance by the Buyer and the Parent of their respective obligations hereunder and thereunder and the consummation by the Buyer and the Parent of the transactions contemplated hereby or thereby, will not: (i) violate, conflict with, or constitute a breach or default under any of the terms of its certificate of incorporation or bylaws; (ii) require any authorization, approval, consent, registration, declaration or filing with, from or to any governmental authority or other Person; (iii) violate any law, statute, judgment, decree, injunction, order, writ, rule or regulation applicable to the Buyer and the Parent; or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, bond, guarantee, deed of trust, loan agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which the Buyer and the Parent is a party or by which such party is bound and which would affect the consummation of the transactions contemplated hereby. There is no pending or, to the Knowledge of the Buyer and the Parent, threatened action, suit, claim, proceeding, inquiry or investigation before or by any governmental authorities, involving or that could reasonably be expected to restrain or prevent the consummation of the transactions contemplated by this Agreement.

Section 4.4. Brokers, Finders and Agents.

      Neither the Buyer nor the Parent, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Buyer and the Parent agree to indemnify, defend and hold the Shareholder harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction as a result of actions taken by the Buyer or the Parent, or any of their respective officers, directors or employees.

Section 4.5. SEC Reports; Financial Statements.

      Parent has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") for the periods on or after January 1, 2013 (such filings, and any other filings made by the Company pursuant to the Securities Act (as defined below) are hereinafter referred to as the "SEC Reports", each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act), as the case may be, each as in effect on the dates such forms, reports and documents were filed. None of such SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The consolidated financial statements of Parent included in the SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly and accurately present, in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, except, in the case of unaudited interim financial statements, for normal year-end audit adjustments and the fact that certain information and notes have been condensed or omitted in accordance with the applicable rules of the SEC. Parent has no material liabilities whether accrued or contingent, except as disclosed in the SEC Reports or which have arisen in the ordinary course of the Buyer's business since the date of the latest of such reports, neither of which will cause a Material Adverse Change.

Section 4.6. Absence of Changes.

      Except as set forth on Schedule 4.6 or reflected in the SEC Reports, since January 1, 2014, there has not been: (i) any events, changes or effects with respect to Parent or its subsidiaries that are outside the ordinary course of business; (ii) any material change by Parent in its accounting policies, practices, or methods; (iii) any amendment to the articles of incorporation or bylaws or other organizational documents of Parent or its subsidiaries; (iv) any sale or transfer of any material portion of its assets or of any material asset, except in the ordinary course of business; (v) pledge of any of its assets or otherwise permitted any of its assets to become subject to any Security Interest, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices; (vi) any commencement or settlement of material legal proceedings; or (vii) any action taken by any public body or entity which affects, in any material respect, the business of Parent.

Section 4.7 No Consents Required.

      Except as set forth on Schedule 4.7, no notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Buyer or Parent of this Agreement or any other Transaction Documents to which the Buyer or Parent is a party, or the taking of any action herein contemplated. Except as set forth on Schedule 4.7, no notice to, consent, authorization or approval of any Person under any agreement, arrangement or commitment of any nature which the Buyer or Parent is party to or which the assets of Buyer or Parent are bound by or subject to, or from which the Buyer or Parent receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Buyer and Parent of this Agreement or any other Transaction Documents to which the Buyer or Parent is a party, or the taking of any action by Buyer or Parent herein contemplated.

Section 4.8  The Purchase Price Shares.

      The Purchase Price Shares shall be validly issued as of the Closing Date, free and clear of any covenant, condition, restriction, voting arrangement, charge, Security Interest, option or adverse claim, other than restrictions on transfer under federal and applicable state securities laws. Upon delivery of certificates representing the Purchase Price Shares, the Shareholders will acquire good and marketable title to the Purchase Price Shares, free and clear of any Security Interest, restrictions or claims, other than restrictions on transfer under federal and applicable state securities laws.

ARTICLE 5
CERTAIN COVENANTS OF THE
SHAREHOLDERS AND THE BUYER

Section 5.1. Non-Competition

      For a period of five (5) years following the Closing Date (a) none of the Shareholders and VCSr., whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, shall engage, directly or indirectly through any other person, in any business, enterprise or employment which competes with the business of the Company as conducted as of the date hereof, (b) none of the Shareholders and VCSr. shall, directly or indirectly, for herself or himself, or on behalf of or in conjunction with any other person, solicit or attempt to solicit the business or patronage of, or interfere with the business relationship of the Company, the Parent, the Buyer and any of their respective subsidiaries with any customer of the Company, and (c) none of the Shareholders and VCSr. shall directly or indirectly cause any other person to employ, solicit, disturb, entice away, or in any other manner persuade any employee of the Company, the Parent, the Buyer and any of their respective subsidiaries to discontinue or alter his or her relationship with the Company, the Buyer and any of their respective subsidiaries.

      Each of the Shareholders and VCSr. acknowledges and agrees that the business of the Company is of a worldwide nature and that any geographic limitation on the foregoing covenant would be ineffective to adequately protect the interests of the Company. Each of the Shareholders further acknowledges and agrees that the foregoing covenant is an integral part of this Agreement, and is fair and reasonable in light of all of the facts and circumstances of the relationship between the Shareholders, VCSr., the Company and the Buyer. In the event any court of competent jurisdiction determines that, notwithstanding the foregoing acknowledgments, the scope of the restricted activities of the foregoing covenant is excessive or not enforceable, or that the foregoing covenant is not enforceable unless it is subject to a geographic limitation, this Agreement shall be deemed amended to reflect the maximum restrictions on activities and geographic scope allowable pursuant to such court's determination.

Section 5.2 Further Assurances.

      Shareholders and Buyer covenant and agree to deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the request of any other party and without further consideration, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to carry out the provisions and intent of this Agreement.

ARTICLE 6
CLOSING DELIVERIES

Section 6.1. Closing Deliveries of the Seller.

      Concurrently with the execution and delivery hereof, the Shareholders are delivering or causing to be delivered to the Buyer:

      (a) Certificates of the Secretary of State of the State of New York, dated as of a date not more than five business days prior to the Closing Date, attesting to the organization and good standing of the Company and a certificate of the Secretary of the Company, certifying to the Certificate of Incorporation and By-laws of the Company.

      (b)  With respect to any approvals and consents of third parties required by the Shareholders to consummate the transactions contemplated hereby, the Shareholders shall have furnished to the Buyer, in form and substance reasonably satisfactory to the Buyer, (i) executed consents to the sale of the Shares to the Buyer from the applicable governmental authority, customer or other person under any Contract or Permit that purported to restrict, directly or indirectly, any sale or transfer of the Shares and (ii) executed waivers from the applicable governmental authority, customer or other person of any right to terminate or to restrict the rights or powers of the Company or any Subsidiary under any Permit upon any such sale or transfer.

      (c) Consulting Agreements with Vincent Conforti, Sr. and VCJr. in the forms annexed hereto as Exhibit B-1 and B-2, respectively (the “Consulting Agreements”), and the Shareholders shall have entered into the Escrow Agreement. The Consulting Agreement with Vincent J. Conforti shall be for a term of one month and provide for compensation of $10,000 per month and the Consulting Agreement with VCJr. shall be for a term of one year and provide for aggregate compensation of $66,666, to be paid through four consecutive monthly installments commencing 30 days following the Closing Date, each in the amount of $16,666.50.  The Consulting Agreement for VCJr. shall provide that the number of days VCJr. shall be required to devote to the service of the Company shall be no more than 70 and shall be limited to the first four months following the Closing Date, followed by occasional telephonic inquiries during the remaining eight months of the consulting term.

      (d)  A lease with the owner of the Premises for a term commencing on the Closing Date and ending on December 31, 2014 in the form annexed hereto as Exhibit C (the “Lease”), which lease shall be terminable by the owner upon 90 days prior written notice.

      (e)  A certificate setting forth:

(i) the aggregate value of all supplies, work-in-progress and other items of inventory as of the close of business on the day preceding the Closing  Date (the “Inventory”);
(ii) the aggregate amount of all accounts receivable as of the close of business on the day preceding the Closing Date (the “Receivables”); and
(iii) the aggregate amount of all accounts payable as of the close of business on the day preceding the Closing Date.

For purposes hereof, the “Target” is $190,341.  No later than sixty days from the Closing Date Buyer and the Shareholders shall confirm the net amount of the Inventory, Receivables and Payables (the “Closing Date Working Capital”).  If the Closing Date Working Capital is in excess of the Target, Buyer shall pay the excess to Shareholders within ten (10) days of such determination.  If the Target exceeds the Closing Date Working Capital, Buyer shall first be entitled to receive the excess out of the Escrow Funds and, if the excess exceeds $75,000, Shareholders shall pay the same to Buyer within ten (10) days of such determination.  For the avoidance of doubt, Shareholders shall be jointly and severally liable to Buyer for any such excess.

     (f) The resignations of the officers and directors of the Company from their positions with the Company.

      (g) Duly executed and delivered releases from the Shareholders, and each officer and director of the Company, in form and substance reasonably satisfactory to the Buyer, releasing the Company from any liability or obligation owed by the Company to such person as of the Closing Date, other than obligations arising under this Agreement and the Transaction Documents.

Section 6.2. Closing Deliveries of the Buyer.

            Concurrently with the execution and delivery hereof, the Buyer is delivering or causing to be delivered to the Shareholders:

      (a)   With respect to any approvals and consents of third parties required by the Buyer or the Parent to consummate the transactions contemplated hereby, the Buyer shall have furnished to the Shareholders, in form and substance reasonably satisfactory to the Shareholders, executed consents confirming that all consents of third parties required for the Buyer and Parent to consummate the transactions contemplated hereby shall have been obtained on terms and conditions reasonably satisfactory to the Shareholders.

      (b) Duly executed Consulting Agreements with the Shareholders.

      (c) A duly executed Lease.

      (d) A duly executed Escrow Agreement.

      (e) The Purchase Price, including the Purchase Price Shares, less the amount to be deposited into escrow.

ARTICLE 7
AGREEMENTS REGARDING TAXES

Section 7.1. Tax Returns.

      The Buyer will prepare or cause to be prepared any Tax Returns of the Company that are due or may be filed by the Company from and after the Closing Date, other than any income Tax Returns required to be filed for periods ending on or prior to the Closing Date, which will be prepared by the Shareholders (at their expense) and delivered in a timely manner to the Buyer. If the Shareholders fail to deliver to the Buyer any Tax Return contemplated by the first sentence of this Section, the Buyer will prepare such Tax Returns or cause them to be prepared at the expense of the Shareholders. In the case of Tax Returns prepared by the Buyer, the Buyer will provide the Shareholders with drafts of any such Tax Returns that include any period ending on or prior to the Closing Date no later than 30 days before their due date (with regard to extensions actually granted) and will permit the Shareholders to review, comment on and approve such draft Tax Returns. The Shareholders will not unreasonably withhold or delay their approval to any such draft Tax Returns. In the case of Tax Returns of the Company prepared by the Shareholders, the Shareholders will prepare such Tax Returns consistent with past practice and in accordance with applicable law, will provide to the Buyer drafts of any such Tax Returns that include any period ending on the Closing Date at least 30 days before the due date thereof, with regard to extensions actually granted, and will permit the Buyer to review, comment on and approve such draft Tax Returns. The Buyer will not unreasonably withhold or delay its approval to any such draft Tax Returns and, after such approval, will execute and file such Tax Returns. The Buyer will cooperate with the Shareholders with respect to any information or documentation reasonably required by the Shareholders in preparing such Tax Returns. For the avoidance of doubt, the Shareholders shall be responsible for payment of all taxes attributed to the activities of the Company up to the Closing Date.

Section 7.2. Cooperation on Tax Matters.

      The Buyer and the Shareholders shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to this Article and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Shareholders shall, and shall cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    Section 8.1. Survival.

      The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of fifteen (15) months after the Closing Date (the "Warranty Period") and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Shareholders, as the case may be, in accordance with Section 8.6 and prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, solely with respect to the representations and warranties regarding Ownership of the Shares (Section 3.3), Taxes (Section 3.28), Environmental Matters (Section 3.25) and ERISA Matters (Section 3.24), the applicable Warranty Period shall be the applicable statute of limitations.

Section 8.2.  Indemnification by the Shareholders.

      Subject to the provisions of Section 8.5 below, each Shareholder hereby covenants and agrees with Buyer that such Shareholder shall indemnify Buyer and its shareholders, respective directors, officers, employees and Affiliates of Buyer, and each of their successors and assigns (individually, a "Buyer Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities (including for Taxes), fines, penalties, damages and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, "Damages") incurred by any of them resulting from any breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by a Shareholder made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 8.3. Indemnification by Buyer.

      Buyer hereby covenants and agrees with the Shareholders that Buyer shall indemnify the Shareholders and their heirs and assigns (individually, a "Shareholder Indemnified Party") and hold them harmless from, against and in respect of any and all Damages incurred by any of them resulting from any breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer or Parent made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 8.4. Right to Defend.

      If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or Shareholder Indemnified Party (referred to herein as an "Indemnified Party"), then the Indemnified Party will give prompt written notice of any such claim to the indemnifying party, which notice shall set forth in reasonable detail the nature, basis and amount of such claim (the "Notice of Third Party Claim"). It is a condition precedent to the applicable indemnifying party's obligation to indemnify the applicable Indemnified Party for such claim that such Indemnified Party timely provide to such indemnifying party the applicable Notice of Third Party Claim, provided that the failure to provide such Notice of Third Party Claim shall relieve such indemnifying party of its or his obligation to indemnify for such claim only to the extent that such indemnifying party has been prejudiced by such Indemnified Party's failure to give the Notice of Third Party Claim as required. The indemnifying party receiving such Notice of Third Party Claim may (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims or actions at its expense with counsel chosen and paid by it by giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the indemnifying party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne solely by the indemnifying party; and, provided further, if the defendants in any action include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but the Indemnified Party shall have the right to retain its own counsel and to control its defense and shall be entitled to be reimbursed for all reasonable costs and expenses incurred in such separate defense. In no event will the provisions of this Article reduce or lessen the obligations of the parties under this Article, if prior to the expiration of the foregoing thirty (30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the indemnifying party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise to participate in, proceedings with such third parties; and if the indemnifying party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise to participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any Damages (including reasonable attorney's fees and expenses) related to such third party claim resolved as provided above.

Section 8.5 Limitation on Rights of Indemnification.

            (a) No Buyer Indemnified Party shall have the right to indemnification under this Agreement unless and until the aggregate amount of any and all such indemnification claims made by the Buyer Indemnified Party under this Agreement exceeds $133,500 (the "Basket").  If the aggregate amount of any and all such indemnification claims exceeds $133,500, the Buyer Indemnified Parties shall be entitled to the entire amount in excess of $100,000, as if such amount constituted the Basket; subject, however, to the further limitations on indemnification set forth in Section 8.5(b) below. The Basket shall not apply to claims regarding Taxes (3.28), ERISA (3.24) and Ownership of the Shares (3.3), and claims arising out of fraud.

            (b) The aggregate liability of the Shareholders pursuant to this Article VIII shall not exceed $900,000; provided, however, that the provisions of this Section 8.5(b) shall not apply to: (i) breaches of Shareholders' representations and warranties regarding Ownership of the Shares (3.3), Taxes (Section 3.28) and ERISA matters (Section 3.24), and (ii) claims arising out of fraud; provided, further, however, that the aggregate liability of the Shareholders pursuant to this Article VIII for breaches of Shareholders' representations and warranties regarding Ownership of the Shares (3.3), Taxes (Section 3.28) and ERISA matters (Section 3.24) shall not exceed the Purchase Price.

            (c) Except in the event of fraud, the remedies provided in Sections 8.2 and 8.3 hereof shall be the sole and exclusive remedies of the Buyer Indemnified Party and Shareholder Indemnified Party from and after the Closing in connection with any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement.

Section 8.6. Subrogation.

      If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action against third parties for the recovery thereof, including under any insurance policies, and the Indemnified Party agrees to assist and cooperate in good faith with the indemnifying party and to take any action reasonably required by such indemnifying party, at the expense of such indemnifying party, in enforcing such rights.

      If a Shareholder shall have paid a Buyer Indemnified Party for an indemnified claim arising out of Section 3.21 hereof or otherwise, and the Buyer Indemnified Party or the Company subsequently receives payment under insurance policies (existing prior to the Closing) covering such claim, the Buyer Indemnified Party shall repay to the Shareholder the amount of such prior payment made by the Shareholder; provided, however, such repayment shall not exceed the actual amount received by the Buyer Indemnified Party under such policy, less all reasonable fees (including attorneys' fees) incurred by the Buyer Indemnified Party in pursuing and collecting under such policy.

ARTICLE 9
MISCELLANEOUS

Section 9.1. Expenses.

      Except as and to the extent otherwise provided in this Agreement, if the transactions contemplated by this Agreement are not consummated, the Shareholders and Buyer shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

Section 9.2. Waivers.

      No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

Section 9.3. Binding Effect; Benefits.

      This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, the Buyer Indemnified Party, the Shareholder Indemnified Party or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 9.4. Assignment; Delegation.

      No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of all of the other parties; provided, however, that at Closing Buyer may assign this Agreement to an entity in which Buyer holds and continues to hold a greater than ninety percent (90%) equity interest, without the prior written consent of the Company and the Shareholders, provided, however, Buyer shall remain liable for the performance of its obligations under this Agreement. Any assignment or delegation in violation of this Section 9.4 shall be null and void.

Section 9.5. Notices.

      All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by recognized overnight courier to the party to whom the same is so given or made:

If to the Buyer, to:

Welding Metallurgy, Inc.
110 Plant Avenue
Hauppauge, NY 11788
Attn:  Gary Settoducato
Phone:  (631) 253-0500

With a copy to:
Eaton & Van Winkle LLP
3 Park Avenue, 16th floor
New York, NY  10016
Attn:  Vincent J. McGill, Esq.
Phone: (212) 561-3604 (Direct)

or at such other address as the Buyer may have advised the other parties hereto in writing; and

If to any Shareholder, to:
Vincent Conforti, Jr.
176 Larry Lane
Dix Hills, NY  11746

With a copy to:
Thomas Schulz, Esq.
Schulz & Associates, P.C.
225 Broad Hollow Road, Suite 303
Melville NY 11747
Phone:  (631)   753-9000

or at such other address as the Shareholders may have advised the Buyer in writing; and

      All such notices, requests and other communication shall be deemed to have been received on the date of delivery thereof or the refusal to accept delivery thereof.

Section 9.6. Entire Agreement.

      This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements, statements, representations or promises, oral and written, among the parties hereto with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in any Schedule or Exhibits hereto or any other Transaction Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

Section 9.7.  Governing Law.

      This Agreement, and the rights and obligations of the parties hereto under this Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a proper New York State court, venued in Suffolk County, and each of the parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

Section 9.8. Severability.

      If any term or provision of this Agreement shall to any extent be finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, provided that, as so enforced, each of the parties receives substantially all of the benefits contemplated hereby.

Section 9.9. Amendments.

      This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

Section 9.10. Transaction Taxes.

      The Shareholders shall pay any and all taxes arising out of the transfer of the Shares to the Buyer and imposed upon the Shareholders regarding the sale of the Shares and transfer of ownership thereof to Buyer.

Section 9.11. Exhibits and Schedules.

      The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof. As used herein, the expression "this Agreement" includes such Exhibits and Schedules.

Section 9.12. Press Releases and Public Announcements.

      Except as required by applicable law, rule or regulation, neither the Buyer nor the Shareholders will issue any press release or make any public announcement disclosing the execution and delivery of this Agreement. Notwithstanding the foregoing, the Buyer shall be permitted to file a Current Report on Form 8-(k) with the Securities and Exchange Commission advising of the execution and delivery of this Agreement and issue a press release, the substance of which shall be subject to the consent of the Shareholders, not to be unreasonably withheld, in connection with such filing.

      IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date written above.

WELDING METALLURGY, INC. (“BUYER”)

By:	/s/ Gary Settoducato
Gary Settoducato
President

THE SHAREHOLDERS:

/s/ Vincent Conforti, Jr.
Vincent Conforti, Jr.

VINCENT CONFORTI, SR. REVOCABLE LIVING TRUST DATED AUGUST 23, 1999

By:	/s/ Vincent Conforti

/s/ Nicholas Conforti
Nicholas Conforti

/s/ Christopher D. Conforti
Christopher D. Conforti

/s/ Helene M. Saladino
Helene M. Saladino

/s/ Michelle M. Haberkorn
Michelle M. Haberkorn

AS TO THE PROVISIONS
OF ARTICLE 4 ONLY:

AIR INDUSTRIES GROUP:

By: /s/ Peter D. Rettaliata
Peter D. Rettaliata
President

SCHEDULE 3.1

ORGANIZATION, GOOD STANDING, POWER

1.	The Company is not authorized or licensed to conduct business as a foreign corporation in any jurisdictions.

SCHEDULE 3.3

SHARES

The Shareholders hold the following Shares:

VCJr.	20 shares of the Class A voting capital stock of the Company and 1,000 shares of the Class B non-voting capital stock of the Company
Vincent Conforti, Sr. Revocable Living Trust Dated August 23, 1999:	100 shares of the Class A voting capital stock of the Company and 5,000 shares of the Class B non-voting capital stock of the Company
Nicholas Conforti:	20 shares of the Class A voting capital stock of the Company and 1,000 shares of the Class B non-voting capital stock of the Company
Christopher D. Conforti:	20 shares of the Class A voting capital stock of the Company and 1,000 shares of the Class B non-voting capital stock of the Company
Helene M. Saladino:	20 shares of the Class A voting capital stock of the Company and 1,000 shares of the Class B non-voting capital stock of the Company
Michele M. Haberkorn:	20 shares of the Class A voting capital stock of the Company and 1,000 shares of the Class B non-voting capital stock of the Company.

SCHEDULE 3.7

EFFECT OF AGREEMENT

1.	None.

SCHEDULE 3.8

GOVERNMENTAL AND OTHER CONSENTS

1.	Various purchase orders received by the Company, set forth on Schedule 3.15 (Contracts), require notice to, and/or the consent of, the customer with respect to a change of control of the Company.

SCHEDULE 3.10

UNDISCLOSED LIABILITIES

1.	None.

SCHEDULE 3.11

ABSENCE OF CERTAIN CHANGES OR EVENTS

1.	None.

SCHEDULE 3.12

TITLE TO ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES

1.	Additional Permitted Encumbrances: None.

2.	The Company currently occupies premises located at 701 Grand Boulevard, Deer Park, New York pursuant to an oral, month-to-month arrangement.

3.	Two four foot press brakes are currently not operational.

SCHEDULE 3.13

EQUIPMENT

1.
Equipment used in the Business as of the Cutoff Date:

2009 Ford E150 Truck (1FTNE14W99DA67360)

1 – 6 foot AMADA Shear, including several hundred Punch & Dies For N/C Punching Machinery

1 – NC AMADA OCTO Fabricator

1 – NC AMADA PEGA Fabricator

2 – Super 30 Strippit Fabricators

2 – Di-Arco Kick Presses

1 – NOTCHER, Power Di-Arco

1 – BOSCHERT Notcher, Power

1 – DELTA Hand Notcher

1 – 6 foot NIAGARA Brake with Dies

1 – 6 foot CHICAGO Brake with Dies

1 – 6 foot AMADA Brake with Dies

1 – 4 foot HAND Brake with Dies

1 – 3 foot HAND Brake with Dies

1 – DO ALL Band Saw

1 – CRAFTSMAN Cut Off Saw

1 – MILLER SYNCRO HELI Arc Welder

1 – NATIONAL Spot-Welder (Steel)

1 – Gas – Welding Unit

2 – ½ Inch DELTA Drill Presses

1 – ½ Inch BURGMASTER Multiple Spindal

1 – ½ Inch DELTA Multiple Spindal

5 – BRIDGEPORT Milling Machines

1 – CLAUSING Milling Machine

1 – Surface Grinder (BROWN & SHARPE)

1 – Tool Grinder (STRIPPIT)

1 – TIME SAVER

2 – Belt Sanders

3 – Air Oscillator Sanders

2 – Tumblers

3 – HAEGER HP6-B Pem Setters

6 – Riveters Compression

1 – ROLLER HAND – PEXTO-381-C

1 – Engraving Machine – GORTON

2 – Air Compressors

1 – MISAWA SEIKI Hardness Tester

1 – GRANITE – 3 foot Surface Plate

1 – STARETT GRANITE – 3 foot Surface Plate (For Inspection & Calibration USE ONLY)

1 – Complete Processing Unit For Chemical Conversion Coating

2 – Containing Tanks For Chemical Conversion Coating

2.	No Equipment having individually a fair market value of $10,000 or more has been disposed of since the Cutoff Date.

3.	No Equipment having individually a fair market value of $10,000 or more has been acquired since the Cutoff Date.

 SCHEDULE 3.14

INSURANCE

1.	The following insurance policies and bonds cover all or part of the Assets or the Business:

Coverage	Company	Policy Number	Eff Date	Exp Date	Premium

Commercial Property	Hartford Fire Insurance Co.	12UUNVE5012	12/1/2013	12/1/2014	$15,120.95

General Liability	Twin City Fire Insurance Co.	12UUNVE5012	12/1/2013	12/1/2014	$15,120.95

Business Auto	Twin City Fire Insurance Co.	12UENVE5125	12/1/2013	12/1/2014	$5,291.00

Workers Compensation	Hartford Casualty Insurance Co.	12WEEQ7271	12/1/2013	12/1/2014	$36,994.00

Comm’l Umbrella Policy	Hartford Casualty Insurance Co.	12RHUVE3868	12/1/2013	12/1/2014	$3,300.00

2.	No accidents, casualties or damage occurring on or to the Assets or relating to the Business have resulted in claims in excess of $10,000 during the last three years.

3.	No claims for product liability, damages, contribution or indemnification and settlements resulting therefrom which individually are in excess of $10,000 have occurred during the last three years.

4.	See the following insurance loss run reports.

SCHEDULE 3.15

AGREEMENTS; ARRANGEMENTS

1.	The Company is a party to the following Contracts:

a.	Copier Maintenance Agreement between the Company and Northeastern Office Equipment, dated May 15, 2013 (expires June 15, 2014).

b.	Maintenance Contract between the Company and Alternative Service Inc., dated September 17, 2013.

c.	The Company is presently a party to the following purchase orders:

Customer

Align Aerospace, USA
BAE Systems
BAE Systems
BAE Systems
BAE Systems
BAE Systems
BAE Systems
BAE Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems

Date

11/07/2013
03/10/2014
03/03/2014
03/18/2014
03/20/2014
03/20/2014
03/21/2014
03/24/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014

Purchase Order No.

4500018847
866550
865865
867262
867504
867510
867598
867759
900000103
900000127
900000170
900000214
900000219
900000242
900000247
900000332
900000348
900000380
900000386
900000406
900000411
900000421
900000436
900000461
900000491
900000543
900000634
900000665

GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
GE Aviation Systems
Kaman Composites – Vermont
Miltope Corporation
Miltope Corporation
Miltope Corporation
Miltope Corporation
Miltope Corporation
Miltope Corporation
Parker Hannifin Corporation
Parker Hannifin Corporation
Parker Hannifin Corporation
Target Corporation
Target Corporation
Target Corporation
Target Corporation
Target Corporation
Telephonics
Telephonics
Telephonics
Telephonics
Telephonics
Telephonics
Telephonics
Telephonics
Telephonics
Telephonics

02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
02/07/2014
09/26/2013
02/04/2014
02/10/2014
02/13/2014
02/27/2014
03/13/2014
03/21/2014
12/10/2013
05/02/2013
03/21/2014
02/18/2014
02/18/2014
03/04/2014
03/11/2014
03/14/2014
02/25/2014
02/03/2014
02/03/2014
01/29/2014
01/28/2014
01/24/2014
01/06/2014
03/12/2014
02/26/2014
02/25/2014

900000675
900000793
900000829
900000834
900000860
900000917
900001005
900001008
900001018
900001164
900001322
900001340
900001363
900001372
900001404
900001413
900001427
900001482
900001530
900001575
900001671
900001775
73311
P197730-00
P197767-00
P197798-00
P198001-00
P198112-00
P198161-00
KB362389
KB358579
KB364100
258088
258074
258141
258176
258189
A68423
A67588
A67584
A67420
A67376
A67278
A66666
A68888
A68504
A68427

Telephonics Telephonics Telephonics	03/05/2014 03/17/2014 03/21/2014	A68733 A69060 A69275

2.	The Company is not aware of any defaults under the Contracts, excepting occasional delays in the payment of monies due the Company under Contracts with customers in the Ordinary Course of Business.

SCHEDULE 3.16

PATENTS, TRADEMARKS, COPYRIGHTS

1.	The Company is not the registered and beneficial owner of any Rights.

2.	The Company does not use any Rights in the conduct of the Business, other than plans and specifications supplied by its customers.

SCHEDULE 3.17

PERMITS

1.	The Company holds a permit to operate a toxic or hazardous materials storage facility, issued by the Suffolk County Department of Health Services (Facility Registration No. 1-0512; expires 7/31/2016).

2.
The Company does not hold an ISO 9000 or 9001 Certification.  GE Aviation Systems has advised the Company that it requires that the Company obtain ISO 9001 Certification by December 31, 2014 and Telephonics has advised the Company that it requires that the Company obtain ISO 9001 Certification by June 30, 2014.

SCHEDULE 3.19

LITIGATION

1.	The Company is not a party to any pending litigation.

SCHEDULE 3.20

CUSTOMERS, SUPPLIERS, DISTRIBUTORS AND AGENTS

1.	The five largest (in dollar value) purchasers of goods and/or services from the Company during the fiscal year ended December 31, 2013 are as follows:

Telephonics	$726,481.22
GE Aviation Systems Inc.	709,354.65
BAE Systems	373,393.25
Miltope Corporation	336,559.25
Align Aerospace	41,150.00
$2,186,938.37

2.	The five largest (in dollar value) providers of goods and/or services to the Company during fiscal year ended December 31, 2013 are as follows:

VNC Realty, LP	$236,350.00
Oxford Health Plans	109,644.22
The Hartford	57,420.65
Perillo Bros Fuel Oil Corp.	45,308.98
Owen Petersen & Co., LLP	40,040.00
$488,763.85

Vendors – Costs of Goods

Stanmet Manufacturing	$60,031.25
Emprium Partners USA Inc.	31,538.35
FJS Industries	27,902.60
Hi-Tech Fasteners, Inc.	23,305.59
Parfuse Corporation	19,257.08
$162,034.87

3.	See Schedule 3.17 (Permits), item number 2.

SCHEDULE 3.21(b)

EMPLOYEE BENEFIT PLANS

1.	The following Company Plans are currently in effect:

a)	Health Coverage Through Oxford Health Plan

Covered Individuals	Monthly Premium
Frank Artale	$1,858.29
Israel Franco	597.02
Frank Palazzo	1,313.44
Joenell Pough	597.02
Calixto Vazquez	1,313.44
Vincent Conforti, Jr.	1,027.84
Vincent Conforti	1,027.84

b)	Other Health Plan Payments
The Company pays to Maria Morales $350.00 per month to cover employee Ighatio Morales’ health coverage under Maria Morales’ health benefit plan, which plan is procured from her employer, a separate, non-affiliated entity.  The Company also pays to Maureen Bauer $1,466.43 per month to cover employee Ronald Bauer’s health coverage under Maureen Bauer’s health benefit plan, which plan is procured from her employer, a separate, non-affiliated entity.

c)	Life Insurance Coverage Through The United States
Life Insurance Company in the City of New York

Covered Individuals	Monthly Premium
Ralph Bauer	$59.40
Vincent Conforti, Jr.	49.50
Vincent Conforti	99.00
Israel Franco	59.40
Joenell Pough	29.70
Raymond Rivera	29.70
Calixto Vazquez	29.70

2.
The Company furnished health insurance to its employees through Oxford since January 1, 2010.  The Company furnished life insurance to its employees through Life Insurance Company in the City of New York since January 1, 2010.

3.	Additional Employee Benefit Plans

Each employee receives two weeks’ of paid vacation each year, paid leave for birthdays, and five days’ paid sick leave each year.  Various employees also receive a holiday bonus.  The following holiday bonuses were paid in 2013:

Employee	Amount
Frank Artale	$2,500.00
Ronald Bauer	9,000.00
Israel Franco	5,000.00
Benny Leggio	2,750.00
Ignacio Morales	2,250.00
Frank Palazzo	2,250.00
Joenell Pough	5,250.00
Raymond Rivera	5,000.00
Calixto Vazquez	6,000.00

4.
The Company has been operating on a 32 hour work week for approximately the last two years and all hourly employees have been compensated on such basis, excepting only Ronald Bauer, who has been paid for 40 hours per week notwithstanding the fact that he may only work 32 hours per week.

SCHEDULE 3.21(c)

COMPANY QUALIFIED PLANS

1.	The following tax qualified Company Plans are currently in effect: See Schedule 3.21(b) (Employee Benefit Plans), items 1 and 2.

SCHEDULE 3.24(c)

RETIRED EMPLOYEES AND DIRECTORS

1.	No retired employees or directors of the Company are receiving or are scheduled to receive benefits from the Company.

SCHEDULE 3.25

ENVIRONMENTAL MATTERS

1.
The Company’s facility at 701 Grand Boulevard, Deer Park, New York, was inspected by the New York State Department of Environmental Conservation, Division of Environmental Remediation, Region One (the “DEC”), on May 22, 2013.  The DEC advised the Company on June 14, 2013 that it had concluded that no violations of the New York State Hazardous Waste Regulations (6 NYCRR Parts 370-374 and 376) were observed.

SCHEDULE 3.28

INVENTORY

1.	Certain inventory that is not reflected on the balance sheets contained in the Financial Statements may not be of a quality useable in the Ordinary Course of Business.

 SCHEDULE 3.32

INSIDER INTERESTS

1.
The Company is a party to an oral month-to-month lease arrangement with VNC Realty, L.P., a New York limited partnership owned by the Shareholders, with respect to the Company’s occupancy of premises located at 701 Grand Boulevard, Deer Park, New York, which oral lease arrangement shall be terminated immediately prior to the Closing.

SCHEDULE 4.6

ABSENCE OF CHANGES

1.	None.

SCHEDULE 4.7

CONSENTS

1.	None.